Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-269-2610

JurchisonS@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

ANNAPOLIS, MD — November 13, 2007 — PharmAthene, Inc. (Amex: PIP) a biodefense company developing medical countermeasures against biological and chemical threats, today reported  financial results for the third quarter ended September 30, 2007.

“During the third quarter we reached a significant milestone in our corporate history,” remarked David P. Wright, President and Chief Executive Officer. “By completing our merger with Healthcare Acquisition Corp. (HAQ), a publicly traded special purpose acquisition company, PharmAthene is now a publicly-traded company with a strong financial foundation and enhanced access to capital with which to pursue the Company’s business objectives.”

“We plan to use these resources to continue the growth of our product grant and procurement revenues. Longer-term we will use these increased resources to accelerate our growth through either in-licensing agreements, co-development opportunities, or strategic acquisitions in biodefense and other commercial markets.” continued Mr. Wright.

Financial Results

For the current quarter PharmAthene recognized revenues of $3.4 million for the three months ended September 30, 2007.  For the nine months ended September 30, 2007, PharmAthene recognized revenues of $8.7 million. These revenues consist primarily of contract and grant funding from the U.S. government.

PharmAthene’s research and development expenses were $3.6 million for the three months ended September 30, 2007.  For the nine months ended September 30, 2007, PharmAthene recognized research and development expenses of $10.7 million. These expenses resulted primarily from research and development activities related to the development of Valortim™ for protection against and treatment of inhalation anthrax, and Protexia®, for treatment of nerve agent poisoning.  Research and development expense increased $2.0 million for the three months ended September 30, 2007 as compared to the three months ended September 30, 2006 primarily as a result of increased process development and manufacturing activities for both Valortim and Protexia.

General and administrative expenses for the Company were $3.2 million for the three months ended September 30, 2007.  Expenses associated with general and administrative functions for the Company were $8.6 million for the nine months ended September 30, 2007.

PharmAthene’s net loss for the third quarter of 2007 was $0.3 million.  Net loss attributable to common shareholders for the quarter was $0.07 per basic and diluted share.  This included a one-time gain on extinguishment of debt of $1.2 million, related to the conversion of notes associated with the merger with Healthcare Acquisition Corp., and $2.4 million related to the change in the market value of derivative instruments, which were cancelled with the merger.  Net loss for the nine months ended September 30, 2007 was $8.5 million or a loss of $2.44 per basic and diluted share.

As of September 30, cash and cash equivalents were $60.3 million.  The $55.2 million increase in cash and cash equivalents from December 31, 2006 was primarily attributable to the merger with HAQ, which resulted in net cash proceeds of $58.7 million, and to the March 2007 $10 million debt financing, partially offset by the funding of operations.

Quarterly Business Highlights

In addition to the completion of the HAQ merger, PharmAthene demonstrated additional corporate milestones in the quarter, including:

•                  PharmAthene and Medarex, Inc. announced on November 8, 2007 that the FY 2008 Department of Defense (DoD) appropriations bill includes $0.8 million payable to PharmAthene on a cost reimbursement basis to support ongoing development of Valortim™.  This is the third consecutive year in which PharmAthene has received appropriations funding for Valortim™.

•                  PharmAthene and Medarex announced on September 26, 2007 that the National Institute of Allergy and Infectious Diseases (NIAID) and the Biomedical Advanced Research and Development Authority (BARDA), part of the National Institutes of Health (NIH), has awarded PharmAthene a contract for the advanced development of Valortim™, a fully human monoclonal antibody generated by Medarex’s UltiMAb® technology that is being co-developed by the two companies. The contract, valued at up to $13.9 million supports the development of Valortim™ for use as an anti-toxin therapeutic to prevent and treat inhalation anthrax infection. The contract is effective as of September 28, 2007 and will be incrementally funded through 2009. Funding for the contract’s initial fiscal year could reach up to $10.3 million.

•                  PharmAthene and Medarex announced the results of new studies showing that the companies’ anthrax anti-toxin, Valortim™ may possess the ability to enhance macrophage killing of Bacillus anthracis (anthrax) spores within macrophages, potentially blocking the ability of these spores to develop into bacteria, thereby preventing toxin production and propagation of the infection. The new data were recently presented by Dr. Alan Cross, Professor of Medicine, University of Maryland School of Medicine, Baltimore, Maryland at the Bacillus ACT 2007 International Conference on Bacillus anthracis.

Conference Call Information:  PharmAthene management will host a conference call to discuss the third quarter financial results.  The call will take place at 4:30 p.m. E.T today, November 13, 2007.  The dial-in number within the United States is 866-510-0676. The dial-in number for international callers is 617-597-5361.  The participant passcode is 15368854.

Conference Call Replay: A replay of the conference call will be available for 30 days, beginning at approximately 6:30 p.m. E.T. November 13th, 2007 until approximately 11:50 p.m. E.T. December 13, 2007.  The dial-in number from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant passcode is 84931672.

Webcast: The conference call will also be webcast and can be accessed from the company’s website at www.pharmathene.com.  A link to the webcast may be found on both the Home Page and also under the Investor Relations section of the website.  The webcast will be available for 30 days, or until December 13, 2007.

About PharmAthene, Inc.: PharmAthene is a biodefense company formed in 2001 to meet the critical needs of the United States by developing biodefense products. PharmAthene is dedicated to the rapid development of important and novel biotherapeutics to address biological pathogens and chemicals that may be used as weapons of bioterror. PharmAthene’s lead programs include Valortim(TM) and Protexia®. For more information on PharmAthene, please visit its website at www.PharmAthene.com.

Statement on Cautionary Factors: Except for the historical information presented herein, matters described in this press release may constitute forward-looking statements which are within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are based upon current expectations or beliefs of management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, but not limited to, risks associated with obtaining regulatory approvals, unforeseen technical difficulties, dependencies on certain customers or products, market acceptance and competition, ability to receive grant and contract revenue and procurement funding, ability to identify any additional strategic acquisitions or other opportunities to accelerate growth, cash at the end of the year, as well as other risks described in the Company’s filings with the Securities and Exchange Commission, in conference calls and in other communications.

PharmAthene, Inc.

Consolidated Balance Sheets

	September 30,	December 31
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$60,337,173	$5,112,212
Accounts receivable	3,219,000	1,455,538
Prepaid expenses	559,819	877,621
Other current assets	67,756	104,772
Total current assets	64,183,748	7,550,143

Property and equipment, net	6,715,644	5,230,212
Patents, net	1,332,889	1,246,236
Other long term assets	183,588	153,336
Deferred costs	77,205	587,577
Total assets	$72,493,074	$14,767,504
Liabilities, convertible redeemable preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,775,071	$839,120
Accrued expenses and other liabilities	5,038,080	1,587,017
Notes payable	—	11,768,089
Current portion of long term debt	4,000,000	—
Total current liabilities	10,813,151	14,194,226

Warrants to purchase Series C convertible redeemable preferred stock	—	2,423,370
Long term debt	17,678,722	—
Total liabilities	28,491,873	16,617,596

Minority interest — Series C convertible redeemable preferred stock of PharmAthene Canada, Inc., $0.001 par value; unlimited shares authorized; 2,591,654 issued and outstanding; liquidation preference in the aggregate of $2,719,178	—	2,545,785

Series A convertible redeemable preferred stock, $0.001 par value; 16,442,000 shares authorized, issued and outstanding; liquidation preference in the aggregate of $19,355,388	—	19,130,916
Series B convertible redeemable preferred stock, $0.001 par value; 65,768,001 shares authorized; 30,448,147 issued and outstanding; liquidation preference in the aggregate of $33,010,797	—	31,780,064
Series C convertible redeemable preferred stock, $0.001 par value; 22,799,574 shares authorized; 14,946,479 issued and outstanding; liquidation preference in the aggregate of $15,681,930	—	14,480,946
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 100,000,000 shares authorized; 22,087,121 at September 30, 2007 and 621,281 at December 31, 2006 shares issued and outstanding	2,209	63
Additional paid-in capital	124,988,347	—
Accumulated other comprehensive income	1,314,017	63,954
Accumulated deficit	(82,303,372)	(69,851,820)
Total stockholders’ equity (deficit)	44,001,201	(69,787,803)
Total liabilities, convertible redeemable preferred stock, and stockholders’ equity (deficit)	$72,493,074	$14,767,504

PharmAthene, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Contract and grant revenue	$3,371,299	$—	$8,672,485	$178,701
Other revenue	831	1,590	7,831	9,331
	3,372,130	1,590	8,680,316	188,032
Operating expenses:
Research and development	3,647,329	1,670,238	10,734,292	4,836,199
General and administrative	3,150,894	1,607,080	8,605,147	4,555,250
Depreciation and amortization	209,420	134,813	518,713	389,975
Total operating expenses	7,007,643	3,412,131	19,858,152	9,781,424

Loss from operations	(3,635,513)	(3,410,541)	(11,177,836)	(9,593,392)

Other income (expense):
Interest income	275,550	24,519	424,763	131,245
Gain on extinguishment of debt	1,206,743	—	1,206,743	—
Interest expense	(593,893)	(298,088)	(1,365,165)	(298,157)
Change in market value of derivative instruments	2,430,199	19,435	2,423,370	(345,830)
Total other income (expense)	3,318,599	(254,134)	2,689,711	(512,742)

Net loss	(316,914)	(3,664,675)	(8,488,125)	(10,106,134)

Accretion of redeemable convertible preferred stock to redemptive value	(653,197)	(1,658,546)	(4,133,733)	(4,931,125)
Net loss attributable to common shareholders	$(970,111)	$(5,323,221)	$(12,621,858)	$(15,037,259)

Basic and diluted net loss per share attributable to common stockholders	$(0.07)	$(9.51)	$(2.44)	$(27.35)

Weighted average shares used in calculation of basic and diluted net loss per share	14,154,116	559,751	5,181,823	549,714